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As filed with the Securities and Exchange Commission on October 13, 2015

Registration No. 333-205260

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

AMENDMENT NO. 3
TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICAN FARMLAND COMPANY
(Exact name of registrant as specified in its governing instruments)

10 East 53rd Street
New York, New York 10022
(212) 484-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

D. Dixon Boardman
Chairman of the Board of Directors
American Farmland Company
10 East 53rd Street
New York, New York 10022
(212) 484-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John T. Haggerty Goodwin Procter LLP 53 State Street Boston, MA 02109 Tel: (617) 570-1000 Fax: (617) 523-1231	Paul D. Tropp Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 277-4000 Fax: (212) 277-4001

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        American Farmland Company has prepared this Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-205260) solely for the purpose of filing Exhibit 1.1 and updated versions of Exhibits 3.1 and Exhibit 10.1. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Table the filing of the aforementioned exhibits).

 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The expenses expected to be incurred by us in connection with the registration and distribution of the securities being registered under this registration statement are as follows (all amounts are estimates other than the SEC and FINRA filing fees):

SEC registration fee	$16,142
FINRA filing fees	21,585
NYSE listing fees	170,000
Printing expenses	475,000
Legal fees and expenses	1,850,000
Accounting fees and expenses	2,800,000
Transfer agent and registrar fees	5,000
Miscellaneous expenses	182,273

Total	$5,520,000

Item 32.    Sales to Special Parties.

        See Item 33.

Item 33.    Recent Sales of Unregistered Securities.

        The following table summarizes certain information relating to all of our securities sold by us, and all of the Common Units of our operating partnership sold by our operating partnership, in private placements within the past three years that were not registered under the Securities Act:

Type of Security	Offering Period	Number of Purchasers	Shares or Units Sold	Total Proceeds
Common Stock	March 1, 2012 - June 30, 2012	12	635,343	$6,462,096
Common Stock	August 31, 2012 - October 1, 2012	12	1,413,825	$15,041,690
Common Units	September 28, 2012	1	93,301	$1,000,000
Common Stock	January 1, 2013	20	17,858	$190,331
Series A Preferred Stock	December 12, 2012	29	29	$29,000
Common Stock	January 2, 2013	1	18,797	$200,000
Common Stock	April 1, 2013	6	1,906	$20,563
Common Stock	June 30, 2013	20	17,963	$195,537
Common Units	July 12, 2013	1	5,303	$60,000
Common Stock	July 12, 2013	3	135,913	$1,460,000
Common Stock	December 28, 2013	19	13,935	$154,238
Common Stock	January 10, 2014	4	366,768	$4,100,000
Common Units	April 1, 2014	1	5,095	$60,000
Common Stock	June 30, 2014	19	13,844	$155,681
Common Stock	December 30, 2014	19	16,905	$195,517
Common Stock	January 1, 2015	1	453,945	$5,250,000

        All of persons who purchased securities in the private placements listed above were, at the time of purchase, "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such shares and units was effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act. There were no underwriters involved in any of the private placements.

        The table above includes an aggregate of 65,507 shares of Common Stock that were issued to "accredited investors" as defined under Regulation D of the Securities Act pursuant to our distribution reinvestment program, which we intend to terminate prior to the commencement of this offering.

        In connection with the Internalization, an aggregate of 986,436 Common Units with an aggregate value of $12.0 million, based on the greater of (i) the mid-point of the price range on the cover of the prospectus and (ii) the net asset value per share of our common stock as of the end of the most recently completed fiscal quarter, determined in good faith by us in a manner consistent with past practice, will be issued to certain persons owning interests in AFA as consideration in the Internalization. All such persons had a substantive, pre-existing relationship with us and entered into the Contribution Agreement with AFA, AFTRS and our operating partnership, which provided for the issuance of such Common Units, prior to the filing of this registration statement with the SEC. All of such persons are "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision that eliminates such liability of our directors and authorizes us to eliminate such liability of our officers, to the maximum extent permitted by Maryland law.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty.

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which our charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

        In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification, upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to, and our bylaws obligate us with respect to directors only, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director's ultimate entitlement to indemnification, to:

  •
  any present or former director who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while serving as our director and at our request, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to (a) any person who served a predecessor of ours in any of the capacities described above (b) any officer, employee or agent of our company or a predecessor of our company or (c) any officer, employee or agent who, at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting."

        We expect to enter into indemnification agreements with each of our executive officers, directors and director nominees, whereby we indemnify such executive officers, directors and director nominees and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such executive officer or director is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

        The amended partnership agreement also provides that our company, as general partner, is indemnified to the extent provided therein. The amended partnership agreement further provides that our directors, director nominees, officers, employees, agents and designees are indemnified to the extent provided therein.

        Insofar as the foregoing provisions permit indemnification of directors, director nominees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        We expect to obtain an insurance policy under which our directors, director nominees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None.

Item 36.    Financial Statements and Exhibits.

        (a)   Financial Statements. See page F-1 of the prospectus that forms a part of this Registration Statement for an index to the financial statements included in the prospectus.

        (b)   Exhibits. The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 13, 2015.

AMERICAN FARMLAND COMPANY
By:	/s/ THOMAS S.T. GIMBEL Thomas S.T. Gimbel Authorized Officer

        Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Capacity	Date

/s/ ROBERT L. COWAN Robert L. Cowan		President (principal executive officer)	October 13, 2015
/s/ GEOFFREY M. LEWIS Geoffrey M. Lewis		Treasurer and Director (principal financial and accounting officer)	October 13, 2015
* D. Dixon Boardman		Chairman of the Board of Directors	October 13, 2015
* Thomas S.T. Gimbel		Director	October 13, 2015
* James B. Hoover		Director	October 13, 2015
* Harrison T. LeFrak		Director	October 13, 2015
* Mark Wilkinson		Director	October 13, 2015
*By:	/s/ GEOFFREY M. LEWIS Geoffrey M. Lewis Attorney-in-Fact

 EXHIBIT INDEX

        The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.		Description
1.1		Form of Underwriting Agreement.

3.1		Articles of Amendment and Restatement.

3.2	**	Amended and Restated Bylaws.

4.1	**	Specimen Certificate of Common Stock of American Farmland Company.

5.1	**	Opinion of Goodwin Procter LLP.

8.1	**	Opinion of Goodwin Procter LLP as to tax matters.

10.1		Second Amended and Restated Agreement of Limited Partnership of American Farmland Company L.P.

10.2	†**	American Farmland Company 2014 Equity Incentive Plan.

10.3	**	Form of Indemnification Agreement by and between American Farmland Company and each of its directors and officers listed on Schedule A thereto.

10.4	**	Form of Registration Rights Agreement by and between American Farmland Company and the holders named therein.

10.5	**	Amended and Restated Sub-Advisory Agreement, by and among American Farmland Advisor LLC, Prudential Mortgage Capital Company, LLC, and for the purposes of certain sections specified therein, American Farmland Company and American Farmland Company L.P.

10.6	**	Advisory Agreement by and between American Farmland Advisor LLC and American Farmland Company.

10.7	**	Form of Transitional Services Agreement.

10.8	†**	Employment Agreement for Thomas S.T. Gimbel.

10.9	†**	Employment Agreement for Robert L. Cowan.

10.10	†**	Employment Agreement for Geoffrey M. Lewis.

10.11	†**	Employment Agreement for Lindsey B. Sichel.

21.1	**	List of subsidiaries.

23.1	**	Consent of Deloitte & Touche LLP.

23.2	**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.3	**	Consent of Goodwin Procter LLP (included in Exhibit 8.1).

23.4	**	Consent of American AgAppraisal.

23.5	**	Consent of Angus Investments Inc.

23.6	**	Consent of Brigantino & Company.

23.7	**	Consent of Central Coast AgAppraisal, Inc.

23.8	**	Consent of Cochran Ag Services, Inc.

23.9	**	Consent of Correia—Xavier Incorporated.

23.10	**	Consent of Edward, Lien & Toso, Inc.

23.11	**	Consent of Heartland Ag Group Ltd.

23.12	**	Consent of Arthur C. Bliss, Jr., Accredited Rural Appraiser.

23.13	**	Consent of Lightle Appraisal Company.

23.14	**	Consent of Lynn E. Rickard, ARA.

Exhibit No.		Description

23.15	**	Consent of Saunders Appraisal Service LLC.

23.16	**	Consent of 1st Farm Credit Services

23.17	**	Consent of David R. Bewley, Jr.

23.18	**	Consent of Southwest Georgia Appraisal Service

24.1	**	Power of Attorney (included in the signature page to this registration statement).

99.1	**	Consent of Morton Allan Cohn.

99.2	**	Consent of Roberto A. de Guardiola.

99.3	**	Consent of Terry Allen Kramer.

*
To be filed by amendment.

†
Management contract or compensatory plan or arrangement.

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers .
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX